Exhibit 10.6

EXECUTION VERSION

GUARANTY OF RECOURSE OBLIGATIONS

(MEZZANINE)

This GUARANTY OF RECOURSE OBLIGATIONS (MEZZANINE) (this “Guaranty”) is executed as of June 1, 2017 by NEW YORK REIT, INC., a Maryland corporation (“Guarantor”), for the benefit of CPPIB CREDIT INVESTMENTS INC., a Canadian corporation with foreign jurisdiction (together with its successors and/or assigns, “Lender”).

WITNESSETH:

A.           Pursuant to that certain Promissory Note A-1 (Mezzanine), dated as of February 25, 2013, made by WWP Mezz, LLC, a Delaware limited liability company (“Borrower”), and payable to the order of German American Capital Corporation, a Maryland corporation (“GACC”), in the original principal amount of EIGHTY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($82,500,000.00), as assigned by GACC in favor of Lender pursuant to that certain Allonge dated as of February 27, 2013 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Note A-1”) and that certain Promissory Note A-2 (Mezzanine), dated as of February 25, 2013, made by Borrower and payable to the order of Bank of America, N.A., a national banking association (“BOA”; BOA and GACC, together, “Original Lender”), in the original principal amount of EIGHTY TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($82,500,000.00), as assigned by BOA in favor of Lender pursuant to that certain Allonge dated as of February 27, 2013 (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, “Note A-2”; Note A-1 and Note A-2, together, the “Note”), Borrower became indebted, and may from time to time be further indebted pursuant to the terms of the Loan Documents, to Original Lender with respect to a loan (the “Loan”) which was made pursuant to that certain Mezzanine Loan Agreement, dated as of February 25, 2013, between Borrower and Original Lender, as assigned to Lender pursuant to that certain Omnibus Assignment and Assumption Agreement dated as of February 27, 2013 made by Original Lender in favor of Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B.           Original Lender has assigned all of its right, title and interest in and to the Loan to Lender.

C.           On or about the date hereof, Borrower, Guarantor, WWP Holdings, LLC, a Delaware limited liability company (“Holdings”), RCG Longview Equity Fund, L.P., a Delaware limited partnership (“RCG Longview Equity LP”), RCG Longview Equity Fund PA PSERS, L.P., a Delaware limited partnership (“RCG Longview Equity PA”), George Comfort & Sons, Inc., a New York corporation (“George Comfort”), and DRA G&I Fund VI Real Estate Investment Trust, a Maryland real estate investment trust (“DRA Fund”), (Holdings, RGC Longview Equity LP, RCG Longview Equity PA, George Comfort and DRA Fund shall be referred to herein collectively as the “Existing Guarantors”) and Lender are entering into a certain Reaffirmation and Acknowledgment Agreement (Mezzanine) (the “Reaffirmation Agreement”), pursuant to the terms of which, among other things, Lender is consenting, subject to the terms and conditions set forth therein, to (i) the Transfer (as defined in the Reaffirmation Agreement), and (ii) certain modifications to the Loan Documents as set forth therein.

D.           Lender is not willing to execute and deliver the Reaffirmation Agreement or modify the Loan unless Guarantor executes and delivers this Guaranty.

E.           Guarantor is the owner of indirect interests in Borrower, and Guarantor will directly benefit from Lender’s entering into the Reaffirmation Agreement and modifying the Loan.

NOW, THEREFORE, as an inducement to Lender to modify the Loan and execute and deliver the Reaffirmation Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1

NATURE AND SCOPE OF GUARANTY

Section 1.1           Guaranty of Obligation.

(a)           Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations (as defined below) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

(b)           As used herein, the term “Guaranteed Obligations” means (i) Borrower’s Recourse Liabilities resulting from acts or omissions first occurring on or after the date of this Guaranty (other than with respect to subparagraph 10.1(ii) of the Loan Agreement, it being expressly understood and agreed that Guarantor’s indemnification obligations with respect to matters set forth in subparagraph 10.1(ii) of the Loan Agreement shall not be limited to matters resulting from acts or omissions first occurring on or after the date of this Guaranty) and (ii) from and after the date that any Springing Recourse Event occurs, but only if such Springing Recourse Event resulted from acts or omissions first occurring on or after the date of this Guaranty, payment of all of the Obligations.

(c)           Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.

2

Section 1.2           Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note. Nothing contained in this Guaranty shall be construed as a guaranty of any indebtedness or obligation under the Loan Documents other than the Guaranteed Obligations.

Section 1.3           Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, provided, that, nothing contained herein shall be deemed a waiver of any right of Guarantor to assert a good faith defense that the Guaranteed Obligations have been satisfied or are otherwise not due.

Section 1.4           Payment By Guarantor. If all or any part of the Guaranteed Obligations is or shall give rise to a monetary obligation, and such monetary obligation shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, within five (5) Business Days following demand by Lender and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantor (except any notice provided for under this Section 1.4, or Section 5.2 hereof), pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender as directed by Lender from time to time. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.5           No Duty To Pursue Others. It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

3

Section 1.6           Waivers. Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances made by Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Pledge Agreement, the Loan Agreement or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Collateral, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed (except any notice provided under Section 1.4, or Section 5.2 hereof).

Section 1.7           Payment of Expenses. In the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Lender, pay Lender all reasonable costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder, together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

Section 1.8           Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantor that, except as provided in Section 3.7, Guarantor’s obligations hereunder shall not be discharged except by performance of such obligations and then only to the extent of such performance.

Section 1.9           Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, so long as the Guaranteed Obligations are outstanding, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement (including, without limitation, any contribution agreement entered into amongst the Guarantor), at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for the payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise. Provided that no Event of Default has occurred and is continuing, nothing herein shall prohibit the Guarantor, subject to Section 4.4 hereof and further, provided, that, Guarantor waives any right of subrogation, from making any claim for reimbursement against the other Guarantor.

4

ARTICLE 2

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice, except any notice provided under Section 1.4, or Section 5.2 hereof) which Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1           Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Pledge Agreement, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations or any failure of Lender to notify Guarantor of any such action.

Section 2.2           Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or Guarantor.

Section 2.3           Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor or any changes in the direct or indirect shareholders, partners or members, as applicable, of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.

Section 2.4           Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Pledge Agreement, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Pledge Agreement, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

5

Section 2.5           Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6           Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

Section 2.7           Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8           Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9           Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

Section 2.10         Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.11         Merger. The reorganization, merger or consolidation of Borrower or Guarantor into or with any other Person.

6

Section 2.12         Preference. Any payment by Borrower to Lender is held to constitute a preference under the Bankruptcy Code or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.

Section 2.13         Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied upon release pursuant to, and subject to the restrictions contained in, Section 3.7.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to modify the Loan Documents and execute and deliver the Reaffirmation Agreement, Guarantor represents and warrants to Lender as to itself only as follows:

Section 3.1           Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

Section 3.2           Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3           No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

Section 3.4           Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor (a) is and will be solvent, (b) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (c) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.

Section 3.5           Legality. As of the date hereof, the execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

7

Section 3.6           Litigation. As of the date hereof, there is no action, suit, proceeding or investigation pending or, to the best of Guarantor’s knowledge, threatened against Guarantor in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of Guarantor (including the ability of Guarantor to carry out the obligations contemplated by this Guaranty).

Section 3.7           Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

(a)           Notwithstanding the foregoing, subject to the provisions of Section 3.7(b) below, the obligations and liabilities of Guarantor under this Guaranty shall be subject to release:

(i)	Upon the indefeasible payment in full of the Debt, subject to Section 6.14.

(ii)	In connection with a Transfer under Section 7.1(b) of the Loan Agreement, provided all conditions to such Transfer are satisfied, including, without limitation, execution by Approved Replacement Guarantor(s) of a guaranty of recourse obligations in accordance with said Section 7.1(b).

(iii)	Upon the replacement of Guarantor with an Approved Replacement Guarantor as provided in Section 8.1 of the Loan Agreement, provided, that, such release shall apply only to the Guarantor being replaced.

(iv)	Upon the release of Guarantor under Section 8.1 of the Loan Agreement, without the appointment of an Approved Replacement Guarantor to the extent the same is expressly permitted in said Section 8.1.

(v)	In the event of a foreclosure of the Collateral.

(b)           Any release provided above shall apply only with respect to any events first occurring following the date of the applicable release and only with respect to liabilities not resulting from the acts or omissions of Borrower, Guarantor or their Affiliates.

8

ARTICLE 4

SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1           Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Guarantor. The Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Obligations or the Guaranteed Obligations remain outstanding, Guarantor shall receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims, provided, however, notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing and there has been no failure to fund any Guaranteed Obligation that is continuing, Guarantor shall be entitled to receive distributions and/or repayments of partner loans (meeting the criteria provided in the definition of Permitted Indebtedness in the Loan Agreement).

Section 4.2           Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full of the Obligations and the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

Section 4.3           Payments Held in Trust. Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.

Section 4.4           Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, Guarantor shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by Guarantor. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender.

9

ARTICLE 5

COVENANTS

Section 5.1           Definitions. As used in this Article 5, the following terms shall have the respective meanings set forth below:

(a)           “GAAP” shall mean generally accepted accounting principles, consistently applied.

(b)           “Liquid Asset” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) certificates of deposit (with a maturity of two years or less) issued by, or savings account with, any bank or other financial institution reasonably acceptable to Lender, (c) marketable securities listed on a national or international exchange reasonably acceptable to Lender, marked to market, (d) uncalled line availability from a depository institution or trust company (the long term unsecured debt obligations of either of which are rated at least “A” by Fitch and S&P and equivalent ratings by Moody’s), or (e) unfunded fund investor commitments (other than funding commitments with respect to WWP Holdings, LLC) that are unconditionally available to be called, and which have not been pledged, hypothecated, or otherwise encumbered as collateral for any loan, credit line, or are otherwise securing any debt; provided that, in all cases, Liquid Assets shall not include any asset that is a part of the Collateral or that is otherwise part of the collateral for the Loan.

(c)           “Net Worth” shall mean, as of a given date, (i) Guarantor’s total assets, in the aggregate, as of such date (exclusive of any direct, indirect or beneficial interest in the Collateral or in any other asset that is part of the collateral for the Loan), including unfunded fund investor commitments (other than funding commitments with respect to WWP Holdings, LLC) that are unconditional and callable (such investor commitments shall be included only if (x) such uncalled capital is then unconditionally available to be called, and (y) such investor commitments have not been pledged, hypothecated, or otherwise encumbered as collateral for any loan, credit line, or otherwise secure any debt), less (ii) Guarantor’s total liabilities, in the aggregate (taking into consideration contingent liabilities but exclusive of any liability under the Loan Documents) as of such date, determined in accordance with GAAP.

10

Section 5.2           Covenants. Until the indefeasible payment in full of the Debt and all other sums due under the Loan Documents and performance of all other Obligations thereunder (i) Guarantor shall maintain (x) a Net Worth of not less than $300,000,000 (the “Net Worth Threshold”) and (y) Liquid Assets of not less than $10,000,000 (the “Liquid Assets Threshold”) and (ii) Guarantor shall not sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein if such transaction would cause the aggregate Net Worth of Guarantor to fall below the aggregate Net Worth Threshold or the Liquid Assets of Guarantor to fall below the Liquid Assets Threshold. Failure to comply with the Net Worth Threshold and Liquid Assets Threshold shall constitute an Event of Default if not cured after notice and the expiration of a five (5) day cure period, provided Guarantor is otherwise in compliance with the financial reporting obligations contained herein.

Section 5.3           Prohibited Transactions. Guarantor shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate that would reduce the Net Worth of Guarantor (including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in Guarantor), or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of Guarantor’s assets, or any interest therein, in each case, other than in the ordinary course of Guarantor’s business and not for the purpose of frustrating Lender’s recovery of any of the Guaranteed Obligations.

Section 5.4           Financial Statements. Guarantor shall deliver to Lender:

(a)           within 120 days after the end of each fiscal year of Guarantor, a complete copy of Guarantor’s annual financial statements, including statements of income and expense and cash flow and a balance sheet for Guarantor, together with a certificate of the chief financial officer of Guarantor (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar year and based on such annual financial statements, and (B) certifying that to the best of such chief financial officer’s knowledge and belief, after due inquiry, such annual financial statements are true, correct, accurate in all material respects and complete and fairly present the financial condition and results of the operations of Guarantor. Such financial statements shall be audited by an Independent Accountant and prepared in accordance with GAAP;

(b)           within 60 days after the end of each fiscal quarter of Guarantor, financial statements (including a balance sheet as of the end of such fiscal quarter and a statement of income and expense for such fiscal quarter) certified by the chief financial officer of Guarantor and in form, content, level of detail and scope reasonably satisfactory to Lender, together with a certificate of the chief financial officer of Guarantor (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that that to the best of such chief financial officer’s knowledge and belief, after due inquiry, such quarterly financial statements are true, correct, accurate in all material respects and complete and fairly present the financial condition and results of the operations of Guarantor in a manner consistent with GAAP; and

(c)           30 days after request by Lender, such other financial information with respect to Guarantor as Lender may reasonably request.

11

ARTICLE 6

MISCELLANEOUS

Section 6.1           Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 6.2           Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by email (with an additional copy to be delivered no later than the next Business Day thereafter by one of the other methods of service permitted under this Section 6.2) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the Business Day after the date of sending by email, provided an additional copy is delivered within one Business Day thereafter by one of the other methods of service permitted under this Section 6.2), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

if to Lender:	CPPIB Credit Investments Inc. One Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5 Attn: Umang Patel and Jimmy Sohal Email: upatel@cppib.ca and jsohal@cppib.ca

with a copy to:	Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, New York 10019 Attn: Stephen Gliatta, Esq. Email: Steve.Gliatta@apks.com

and a copy to:	Situs Asset Management LLC 5065 Westheimer Road, Suite 700E Houston, Texas 77056 Attn: Kevin Schmidt, Director Email: kevin.schmidt@situs.com

12

Guarantor:	New York REIT, Inc. c/o Winthrop REIT Advisors, LLC 7 Bulfinch Place, Suite 500 Boston, Massachusetts 02114 Attn: Carolyn Tiffany Email: ctiffany@winthropcapital.com

with a copy to:	Proskauer Rose LLP 11 Times Square New York, New York 10036-8299 Attn: Steven L. Lichtenfeld, Esq. Email: SLichtenfeld@proskauer.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Guarantor shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 6.3           Governing Law; Jurisdiction; Service of Process. (a) THIS GUARANTY WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY GUARANTOR AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND/OR THE OTHER LOAN DOCUMENTS, AND THIS GUARANTY AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

13

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. GUARANTOR AGREES THAT SERVICE OF PROCESS UPON GUARANTOR AT THE ADDRESS FOR GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL BE THE SAME AGENT DESIGNATED BY BORROWER UNDER THE LOAN AGREEMENT), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK.

Section 6.4           Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 6.5           Amendments. This Guaranty may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.

Section 6.6           Parties Bound; Assignment. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Lender shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents in accordance with the terms of the Loan Agreement. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty. Guarantor shall have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void.

Section 6.7           Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

14

Section 6.8           Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.9           Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 6.10         Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 6.11         Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER.

Section 6.12           Waiver of Right To Trial By Jury. GUARANTOR AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE PLEDGE AGREEMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

15

Section 6.13         Cooperation. Subject to the terms of the Loan Agreement, Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Subject to the terms, conditions and limitations set forth in the Loan Agreement, Guarantor shall reasonably cooperate in all reasonable respects with Lender in effecting any such Secondary Market Transaction, shall cooperate to implement all requirements imposed by any of the Rating Agencies involved in any Secondary Market Transaction and shall provide (or cause Borrower to provide) such information and materials as may be required or necessary pursuant to Article 9 of the Loan Agreement. Notwithstanding anything contained herein to the contrary, it is understood and agreed that Lender may only disclose the name, experience, names and titles of principals of, assets managed, financial covenants under the Loan Documents and other information regarding Guarantor that are customarily provided in a Disclosure Document; provided that in no event shall any Disclosure Document include financial data, social security numbers, or driver’s license information of any principals of Guarantor.

Section 6.14         Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.15         Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Collateral or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement”, (f) the word “Collateral” shall include any portion of the Collateral and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Collateral and/or in enforcing its rights hereunder.

16

Section 6.16        Joint and Several. To the extent that Holdings, under that certain Guaranty of Recourse Obligations, dated as of February 25, 2013, executed by the Guarantors (as defined in the Loan Agreement) in favor of Original Lender (the “Other Guaranty”), has liability under the Other Guaranty for the same obligations and liabilities for which Guarantor has liability under this Guaranty, Guarantor agrees that Guarantor and Holdings shall be jointly and severally liable for such obligations and liabilities.

[NO FURTHER TEXT ON THIS PAGE]

17

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

NEW YORK REIT, INC.,
a Maryland corporation

By:	/s/ Wendy Silverstein
Name: Wendy Silverstein
Title: Chief Executive Officer

18